Exhibit 99.1
Ellington Residential Mortgage REIT Reports Fourth Quarter 2023 Results
OLD GREENWICH, Connecticut—March 6, 2024
Ellington Residential Mortgage REIT (NYSE: EARN) ("we", "us," or "our") today reported financial results for the quarter ended December 31, 2023.
Highlights
•Net income (loss) of $12.4 million, or $0.75 per share.
•Adjusted Distributable Earnings1 of $4.6 million, or $0.27 per share.
•Book value of $7.32 per share as of December 31, 2023, which includes the effects of dividends of $0.24 per share for the quarter.
•Net interest margin2 of 2.02% on Agency, 6.28% on credit, and 2.19% overall.
•Weighted average constant prepayment rate ("CPR") for the fixed-rate Agency specified pool portfolio of 6.83.
•Net mortgage assets-to-equity ratio of 6.5:14 as of December 31, 2023.
•CLO portfolio grew to $17.4 million as of December 31, 2023.
•Capital allocation5 as of December 31, 2023: 89% mortgage-related securities, 11% corporate CLOs.
•Dividend yield of 16.0% based on the March 5, 2024 closing stock price of $5.99, and monthly dividend of $0.08 per common share declared on February 7, 2024.
•Debt-to-equity ratio of 5.4:1 as of December 31, 2023; adjusted for unsettled purchases and sales, the debt-to-equity ratio as of December 31, 2023 was 5.3:1.
•Cash and cash equivalents of $38.5 million as of December 31, 2023, in addition to other unencumbered assets of $22.9 million.
Fourth Quarter 2023 Results
"During the fourth quarter, Ellington Residential generated net income of $0.75 per share and a non-annualized economic return of 7.7%, while Adjusted Distributable Earnings grew to $0.27 per share and more than covered our dividend," said Laurence Penn, Chief Executive Officer and President. "During the market selloff in October, we avoided forced asset sales and preserved our earnings power, which enabled us to fully participate in the subsequent market recovery.
"After a tumultuous start to the fourth quarter, which saw U.S. Treasury yields rise to 15-year highs and yield spreads widen sharply, markets subsequently rallied through year end in anticipation of the conclusion of the Federal Reserve’s hiking cycle. Overall for the quarter, Agency RMBS—especially lower and intermediate coupons where EARN's portfolio was concentrated—generally outperformed interest rate swaps and U.S. Treasury securities, which are our primary hedging instruments.
"In the corporate CLO market, after experiencing similar widening in October, credit spreads tightened through year end with an economic 'soft landing' narrative permeating the market. EARN's growing CLO portfolio also generated strong returns during the quarter. Our CLO portfolio grew by $13.6 million during the fourth quarter, as we continued to rotate more of our investment capital from RMBS to CLOs. This portfolio rotation has also contributed to our lower overall leverage ratios given that we employ much less leverage on our CLO investments. Including investment activity following quarter end, our CLO portfolio now stands at approximately $30 million.
"In a year of elevated interest rate and yield spread volatility that saw the FDIC seize and then sell $60+ billion of Agency MBS, Agency RMBS ended 2023 on a high note and actually outperformed U.S. Treasuries and interest rate swaps on a duration-adjusted basis for the year. Now, with markets expecting eventual interest rate cuts from here but yield spreads still wide on an historical basis, Agency RMBS is attracting incremental demand from investors, albeit tempered by uncertainty around the timing of future cuts. For CLOs, despite their strong finish to 2023, some subsectors have actually lagged the
1 Adjusted Distributable Earnings is a non-GAAP financial measure. See "Reconciliation of Adjusted Distributable Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Adjusted Distributable Earnings.
2 Net interest margin of a group of assets represents the weighted average asset yield less the weighted average cost of borrowings secured by those assets (including the effect of net interest income (expense) related to U.S. Treasury securities and actual and accrued payments on interest rate swaps used to hedge such borrowings); net interest margin excludes the effect of the Catch-up Amortization Adjustment.
3 Excludes recent purchases of fixed rate Agency specified pools with no prepayment history.
4 We define our net mortgage assets-to-equity ratio as the net aggregate market value of our mortgage-backed securities (including the underlying market values of our long and short TBA positions) divided by shareholder's equity attributable to our mortgage-related strategies. As of December 31, 2023 the market value of our mortgage-backed securities and our net long TBA position was $756.1 million and $36.7 million, respectively, and shareholders' equity attributable to our mortgage related strategies was $121.8 million.
5 Percentages shown are of net assets, as opposed to gross assets, deployed in each strategy.

broader corporate bond rally and so should have further room to appreciate. We also expect performance dispersion in the CLO market to persist in 2024, which should continue to create investment opportunities for EARN."
Financial Results
The following table summarizes our portfolio of long investments(1) as of December 31, 2023 and September 30, 2023:

	December 31, 2023					September 30, 2023
($ in thousands)	Current Principal	Fair Value	Average Price(2)	Cost	Average Cost(2)	Current Principal	Fair Value	Average Price(2)	Cost	Average Cost(2)
Agency Portfolio:
Agency RMBS(3)
15-year fixed-rate mortgages	$28,647	$27,847	97.21	$28,765	100.41	$34,975	$32,600	93.21	$34,800	99.50
20-year fixed-rate mortgages	8,524	7,863	92.25	9,033	105.97	10,441	9,074	86.91	11,083	106.15
30-year fixed-rate mortgages	697,510	670,294	96.10	682,379	97.83	800,500	726,345	90.74	786,592	98.26
ARMs	7,127	7,119	99.89	8,060	113.09	7,207	7,154	99.26	7,983	110.77
Reverse mortgages	14,406	14,874	103.25	16,589	115.15	15,023	15,335	102.08	17,049	113.49
Total Agency RMBS	756,214	727,997	96.27	744,826	98.49	868,146	790,508	91.06	857,507	98.77
Agency IOs	n/a	7,415	n/a	6,607	n/a	n/a	7,845	n/a	6,967	n/a
Total Agency		735,412		751,433			798,353		864,474
Credit Portfolio:
CLO Notes	16,876	14,491	85.87	14,441	85.57	4,500	3,824	84.98	3,823	84.95
CLO Equity	n/a	2,926	n/a	2,947	n/a	—	—	—	—	—
Non-Agency RMBS(3)	9,953	9,409	94.53	8,189	82.28	14,752	12,825	86.94	12,316	83.49
Non-Agency IOs	n/a	11,310	n/a	8,700	n/a	n/a	11,540	n/a	8,884	n/a
Total Credit		38,136		34,277			28,189		25,023
Total		$773,548		$785,710			$826,542		$889,497
(1)Excludes U.S. Treasury securities and preferred equity securities.
(2)Expressed as a percentage of current principal balance.
(3)Excludes IOs.
The size of our Agency RMBS holdings decreased by 8% to $728.0 million as of December 31, 2023, compared to $790.5 million as of September 30, 2023, as net sales and paydowns exceeded net gains. Similarly, our aggregate holdings of interest-only securities and non-Agency RMBS decreased by 13% during the quarter. Over the same period, we continued to rotate investment capital to CLOs, increasing our CLO holdings more than fourfold to $17.4 million as of December 31, 2023, compared to $3.8 million as of September 30, 2023. Our Agency RMBS portfolio turnover was 25% for the quarter.
Our debt-to-equity ratio, adjusted for unsettled purchases and sales, decreased to 5.3:1 as of December 31, 2023, as compared to 7.3:1 as of September 30, 2023. The decline was primarily due to a decrease in borrowings on our smaller Agency RMBS portfolio and significantly higher shareholders' equity, partially offset by a small increase in borrowings on our CLO portfolio. Similarly, our net mortgage assets-to-equity ratio decreased to 6.5:1 from 7.2:1 over the same time period, despite having a net long TBA position as of December 31, 2023 as compared to a net short TBA position as of September 30, 2023.
In October, interest rates and volatility increased, which drove yield spreads wider in most fixed income sectors, including Agency RMBS. Markets then reversed course, however, with interest rates and volatility declining, and yield spreads tightening, through year end. Overall for the fourth quarter, Agency RMBS outperformed U.S. Treasury securities and interest rate swaps, with lower and intermediate coupon RMBS exhibiting the most pronounced outperformance. As a result, net gains on our Agency RMBS (which were concentrated in those coupons) and positive net interest income significantly exceeded net losses on our hedges, driving strong performance from our Agency RMBS portfolio for the quarter.
Average pay-ups on our specified pool portfolio decreased slightly to 1.01% as of December 31, 2023, as compared to 1.02% as of September 30, 2023. During the quarter, we continued to hedge interest rate risk, primarily through the use of interest rate swaps. We ended the quarter with a net long TBA position on a notional basis, but a net short TBA position as measured by 10-year equivalents. We may also selectively hedge our corporate CLO and/or non-Agency RMBS investments; as of December 31, 2023, we had a small credit hedge position in place.
Our larger corporate CLO portfolio also contributed positively to our quarterly results, driven by net interest income and net gains to our quarterly results. Similar to Agency RMBS, yield spreads on most CLOs widened in October before tightening in November and December, and finished the quarter tighter overall.

Additionally, our non-Agency RMBS portfolio and interest-only securities also generated positive results for the quarter, driven by net interest income and net gains, as yield spreads followed a similar pattern during the quarter.
We intend to continue increasing our allocation to corporate CLOs and/or non-Agency RMBS based on market opportunities.
The net interest margin on our Agency portfolio increased quarter over quarter, driven by higher asset yields and a lower cost of funds, as we continued to benefit from positive carry on our interest rate swaps where we receive a higher floating rate and pay a lower fixed rate. The net interest margin on our credit portfolio also increased, with our larger CLO holdings boosting our asset yields. The net interest margin (excluding the Catch-up Amortization Adjustment) on our Agency and credit portfolios increased to 2.02% and 6.28% in the fourth quarter, respectively, as compared to 1.26% and 4.55% in the prior quarter. Expanding net interest margins also drove a sequential increase in our Adjusted Distributable Earnings.
About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a real estate investment trust that specializes in acquiring, investing in, and managing residential mortgage-related, real estate-related, and other assets including corporate CLOs, with a primary focus on residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government Agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Thursday, March 7, 2024, to discuss its financial results for the quarter ended December 31, 2023. To participate in the event by telephone, please dial (800) 579-2543 at least 10 minutes prior to the start time and reference the conference ID: EARNQ423. International callers should dial (785) 424-1789 and reference the same conference ID. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on our website at www.earnreit.com under "For Investors—Presentations."
A dial-in replay of the conference call will be available on Thursday, March 7, 2024, at approximately 2:00 p.m. Eastern Time through Thursday, March 14, 2024 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 934-3033. International callers should dial (402) 220-1144. A replay of the conference call will also be archived on our web site at www.earnreit.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are based on our beliefs, assumptions and expectations of our future operations, business strategies, performance, financial condition, liquidity and prospects, taking into account information currently available to us. These beliefs, assumptions, and expectations are subject to numerous risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations and strategies may vary materially from those expressed or implied in our forward-looking statements or from our beliefs, expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, our beliefs regarding the current economic and investment environment, our ability to implement its investment and hedging strategies, our future prospects and the protection of our net interest margin from prepayments, volatility and its impact on us, the performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, and statements regarding the drivers of our returns. The following factors are examples of those that could cause actual results to vary from those stated or implied by our forward-looking statements: changes in interest rates and the market value of our investments, market volatility, changes in mortgage default rates and prepayment rates, our ability to borrow to finance its assets, changes in government regulations affecting our business, our ability to maintain its exclusion from registration under the Investment Company Act of 1940, our ability to maintain our qualification as a real estate investment trust, or "REIT," and other changes in market conditions and economic trends, such as changes to fiscal or monetary policy, heightened inflation, slower growth or recession, and currency fluctuations. Furthermore, as stated above, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of our Annual Report on Form 10-K, which can be accessed through the link to our SEC filings under "For Our Shareholders" on our website (at www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended		Year Ended
	December 31, 2023	September 30, 2023	December 31, 2023
(In thousands except share amounts and per share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$11,888	$11,253	$42,549
Interest expense	(11,511)	(12,349)	(45,256)
Total net interest income (expense)	377	(1,096)	(2,707)
EXPENSES
Management fees to affiliate	512	420	1,804
Professional fees	193	290	1,132
Compensation expense	190	177	735
Insurance expense	93	95	382
Other operating expenses	386	374	1,482
Total expenses	1,374	1,356	5,535
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	(11,825)	(19,572)	(58,103)
Net realized gains (losses) on financial derivatives	1,440	1,152	28,562
Change in net unrealized gains (losses) on securities	50,930	(15,824)	61,274
Change in net unrealized gains (losses) on financial derivatives	(27,109)	25,276	(18,932)
Total other income (loss)	13,436	(8,968)	12,801
NET INCOME (LOSS)	$12,439	$(11,420)	$4,559
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$0.75	$(0.75)	$0.31
WEIGHTED AVERAGE SHARES OUTSTANDING	16,662,407	15,199,837	14,875,314
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.24	$0.24	$0.96

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	December 31, 2023	September 30, 2023	December 31, 2022(1)(2)
(In thousands except share amounts and per share amounts)
ASSETS
Cash and cash equivalents	$38,533	$39,996	$34,816
Securities, at fair value	773,548	836,275	893,509
Due from brokers	3,245	27,900	18,824
Financial derivatives–assets, at fair value	74,279	100,948	68,770
Reverse repurchase agreements	—	37,103	499
Receivable for securities sold	51,132	16,667	33,452
Interest receivable	4,522	4,995	3,326
Other assets	431	552	436
Total Assets	$945,690	$1,064,436	$1,053,632
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$729,543	$811,180	$842,455
Payable for securities purchased	12,139	8,220	42,199
Due to brokers	54,476	71,202	45,666
Financial derivatives–liabilities, at fair value	7,329	8,840	3,119
U.S. Treasury securities sold short, at fair value	—	46,326	498
Dividend payable	1,488	1,270	1,070
Accrued expenses	1,153	1,454	1,097
Management fee payable to affiliate	513	420	423
Interest payable	2,811	4,066	4,696
Total Liabilities	809,452	952,978	941,223
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (18,601,464, 15,870,141, and 13,377,840 shares issued and outstanding, respectively)(3)	186	159	134
Additional paid-in-capital	274,698	258,258	240,940
Accumulated deficit	(138,646)	(146,959)	(128,665)
Total Shareholders' Equity	136,238	111,458	112,409
Total Liabilities and Shareholders' Equity	$945,690	$1,064,436	$1,053,632
SUPPLEMENTAL PER SHARE INFORMATION
Book Value Per Share	$7.32	$7.02	$8.40
(1)Derived from audited financial statements as of December 31, 2022.
(2)Conformed to current period presentation.
(3)Common shares issued and outstanding at December 31, 2023, includes 2,720,548 common shares issued during the fourth quarter under our at-the-market common share offering program.

Reconciliation of Adjusted Distributable Earnings to Net Income (Loss)
We calculate Adjusted Distributable Earnings as net income (loss), excluding realized and change in net unrealized gains and (losses) on securities and financial derivatives, and excluding other income or loss items that are of a non-recurring nature, if any. Adjusted Distributable Earnings includes net realized and change in net unrealized gains (losses) associated with periodic settlements on interest rate swaps. Adjusted Distributable Earnings also excludes the effect of the Catch-up Amortization Adjustment on interest income. The Catch-up Amortization Adjustment is a quarterly adjustment to premium amortization or discount accretion triggered by changes in actual and projected prepayments on our Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on our then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter.
Adjusted Distributable Earnings is a supplemental non-GAAP financial measure. We believe that the presentation of Adjusted Distributable Earnings provides information useful to investors, because: (i) we believe that it is a useful indicator of both current and projected long-term financial performance, in that it excludes the impact of certain current-period earnings components that we believe are less useful in forecasting long-term performance and dividend-paying ability; (ii) we use it to evaluate the effective net yield provided by our portfolio, after the effects of financial leverage; and (iii), we believe that presenting Adjusted Distributable Earnings assists investors in measuring and evaluating our operating performance, and comparing our operating performance to that of our residential mortgage REIT peers. Our calculation of Adjusted Distributable Earnings may differ from the calculation of similarly titled non-GAAP financial measures by our peers, with the result that these non-GAAP financial measures might not be directly comparable; adjusted Distributable Earnings excludes certain items, such as most realized and unrealized gains and losses, that may impact the amount of cash that is actually available for distribution.
In addition, because Adjusted Distributable Earnings is an incomplete measure of our financial results and differs from net income (loss) computed in accordance with U.S. GAAP, it should be considered supplementary to, and not as a substitute for, net income (loss) computed in accordance with U.S. GAAP.
Furthermore, Adjusted Distributable Earnings is different than REIT taxable income. As a result, the determination of whether we have met the requirement to distribute at least 90% of our annual REIT taxable income (subject to certain adjustments) to our shareholders, in order to maintain qualification as a REIT, is not based on whether we have distributed 90% of our Adjusted Distributable Earnings.
In setting our dividends, our Board of Trustees considers our earnings, liquidity, financial condition, REIT distribution requirements, and financial covenants, along with other factors that the Board of Trustees may deem relevant from time to time.
The following table reconciles, for the three-month periods ended December 31, 2023 and September 30, 2023, our Adjusted Distributable Earnings to the line on our Consolidated Statement of Operations entitled Net Income (Loss), which we believe is the most directly comparable U.S. GAAP measure:

	Three-Month Period Ended
(In thousands except share amounts and per share amounts)	December 31, 2023	September 30, 2023
Net Income (Loss)	$12,439	$(11,420)
Adjustments:
Net realized (gains) losses on securities	11,825	19,572
Change in net unrealized (gains) losses on securities	(50,930)	15,824
Net realized (gains) losses on financial derivatives	(1,440)	(1,152)
Change in net unrealized (gains) losses on financial derivatives	27,109	(25,276)
Net realized gains (losses) on periodic settlements of interest rate swaps	880	796
Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps	5,228	4,913
Non-recurring expenses	13	28
Negative (positive) component of interest income represented by Catch-up Amortization Adjustment	(566)	(46)
Subtotal	(7,881)	14,659
Adjusted Distributable Earnings	$4,558	$3,239
Weighted Average Shares Outstanding	16,662,407	15,199,837
Adjusted Distributable Earnings Per Share	$0.27	$0.21